Exhibit 5.1

February 25, 2021

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

I have acted as counsel to TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) on a Registration Statement on Form S-3 of the resale of up to 9,423,430 shares of the Company’s common stock, which may consist of (i) up to 9,423,430 shares of the Company’s voting common stock, no par value (the “Voting Common Stock”), including (x) 2,770,083 shares of Voting Common Stock that were issued on December 30, 2020 (the “Issued Shares”), (y) up to 5,730,909 shares of Voting Common Stock that may be issued upon the conversion of the Company’s Series C perpetual non-cumulative non-voting preferred stock, no par value (the “Series C Preferred Stock”), and (z) up to 922,438 shares that may be issued upon the exercise of outstanding warrants (the “Warrants”); and (ii) up to 6,653,347 shares of a future series of the Company’s non-voting common stock, no par value (the “Non-Voting Common Stock”), which may be issued upon the conversion of the Series C Preferred Stock and the exercise of the Warrants. The shares of Voting Common Stock and Non-Voting Common Stock underlying the Series C Preferred Stock and the Warrants (including shares of Voting Common Stock issuable upon conversion of any Non-Voting Common Stock that is issued in respect of the Series C Preferred Stock or the Warrants) are referred to herein collectively as the “Issuable Shares.”

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that:

(1)	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(2)	The Issuable Shares consisting of Voting Common Stock have been duly authorized and reserved for issuance and, when the Registration Statement and any required post-effective amendments thereto have all been declared effective under the Act, such shares, when issued upon conversion of the Series C Preferred Stock, exercise of the Warrants or conversion of any shares of Non-Voting Common Stock, as applicable, will be validly issued, fully paid and non-assessable.

(3)	The Issuable Shares consisting of Non-Voting Common Stock, when authorized for issuance by the Company’s shareholders, will be duly authorized and reserved for issuance and, when the Registration Statement and any required post-effective amendments thereto have all been declared effective under the Act, such shares, when issued upon conversion of the Series C Preferred Stock or exercise of the Warrants, as applicable, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the Commonwealth of Pennsylvania. I do not express any opinion herein on any laws other than the Pennsylvania Business Corporation Law and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Karla Villatoro de Friedman

Karla Villatoro de Friedman

General Counsel